EXECUTION COPY
280G CUT-BACK AGREEMENT

This 280G CUT-BACK AGREEMENT (this “Agreement”) is entered into on August 15, 2025 by and between Workhorse Group Inc., a Nevada corporation (the “Company”), and Robert M. Ginnan (the “Executive”).
WHEREAS, an Agreement and Plan of Merger was entered into on August 15, 2025 (the “Merger Agreement”) by and among the Company, Omaha Intermediate 2, Inc., a Delaware corporation (“Intermediate Parent”), Omaha Intermediate, Inc., a Delaware corporation (“Intermediate”), Omaha Merger Subsidiary, Inc., a Delaware corporation (“Merger Sub”), and Motiv Power Systems, Inc., a Delaware corporation (“Motiv”), pursuant to which, among other things, Merger Sub will merger with and into Motiv, with Motiv surviving as a direct, wholly-owned subsidiary of Intermediate, and an indirect, wholly-owned subsidiary of Intermediate Parent and the Company (the “Merger”);
WHEREAS, the Merger, if consummated, will constitute a change in control of certain affiliates of the Company for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”);
WHEREAS, pursuant to certain agreements between the Company (or any of its subsidiaries, affiliates, or successors) on the one hand, and the Executive on the other hand, the Executive may be entitled to certain benefits and/or payments in certain circumstances if the Merger is consummated (whether alone or in connection with any other event, including a termination of employment) (the “Compensatory Payments”), and such Compensatory Payments may constitute “parachute payments” (the “Parachute Payments”) within the meaning of Section 280G of the Code; and
WHEREAS, under Section 280G and Section 4999 of the Code, the payor is prohibited from deducting, and the recipient individual must pay a 20% excise tax (the “Excise Taxes”) on, any “excess parachute payments” (as defined in Section 280G(b) of the Code).
NOW, THEREFORE, the undersigned hereby agree as follows:
1.In the event and to the extent that any portion of the Compensatory Payments constitute Parachute Payments, and would be subject to the Excise Taxes, then, notwithstanding anything to the contrary under any agreement or arrangement between the Company or any of its affiliates and the Executive, including that certain Employment Agreement by and between the Company and the Executive, dated as of January 4, 2022 (the “Employment Agreement”), the Compensatory Payments will be reduced (but not to an amount that less than the sum of (i) three (3) times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the Treasury Regulations thereunder, less (ii) one dollar ($1.00)) such that no Compensatory Payments would constitute Parachute Payments or be subject to the Excise Taxes.
2.The Executive understands that the terms of this Agreement are binding on and shall inure to the benefit of the Executive, the Executive’s beneficiaries, heirs-at-law, legatees, and other statutorily designated representatives. The Executive also understands that this Agreement, once executed, shall be for the benefit of, and fully enforceable by, all affected payors of Compensatory

175403352v1

Payments, including the Company and any of its subsidiaries or affiliates. The Executive also understands that this Agreement, once executed, is irrevocable and binding; provided that, if the Merger is not consummated or the Merger Agreement is terminated pursuant to its terms, this Agreement shall terminate and be of no further force or effect.
3.This Agreement will supersede and replace any contrary provision in (a) any agreement between the Company and/or any of its subsidiaries or affiliates and the Executive, including the Employment Agreement, or (b) any plan or program of the Company and/or any of its subsidiaries or affiliates that provides Compensatory Payments to or for the benefit of the Executive.
4.The Executive acknowledges that the Executive has been provided the opportunity to consult the Executive’s legal counsel and tax advisor, has been advised by the Company to consult such counsel and tax advisor, and has consulted counsel with respect to this Agreement and the payments and benefits waived herein (or has voluntarily elected not to do so), and by executing below waives any defense that the execution of this Agreement was either not knowing or not voluntary.
5.The Executive further certifies, acknowledges, and agrees that the Executive has read and understands the provisions of this Agreement, and that the Executive is signing freely and voluntarily, without duress, coercion, or undue influence.
6.The determination of whether and to what extent any reduction under Section 1 hereof may be required shall be determined in good faith by a nationally recognized independent public tax accounting firm selected by the Company and approved by Motiv. In such event, the Compensatory Payments shall be reduced in the following order: (i) cash payments not subject to Section 409A of the Code; (ii) cash payments subject to Section 409A of the Code; (iii) equity-based payments and acceleration; and (iv) noncash forms of benefits. To the extent any Compensatory Payment is to be made over time (e.g., in installments, etc.), then such Compensatory Payments shall be reduced in reverse chronological order.
7.This Agreement may be executed in counterparts, each of which shall be an original and all of which taken together shall constitute one and the same document. Execution of this Agreement may be made by providing a signed original copy or providing a signature via facsimile or other electronic means, such as portable document format.
8.To the extent not preempted by federal law, the validity and effect of this Agreement and the rights and obligations of the parties hereto shall be construed and determined in accordance with the law of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction).
9.In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.
10.No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed by each of the parties hereto.
* * * * *

175403352v1

175403352v1

The parties hereto have executed this 280G Cut-Back Agreement on the day and year first above written.

                        COMPANY:

                        WORKHORSE GROUP INC.

                        By: /s/ Richard F. Dauch____________
                        Name: Richard F. Dauch
                        Title: Chief Executive Officer

EXECUTIVE:

                        By: /s/ Robert M. Ginnan____________
                        Name: Robert M. Ginnan
                        Title: Chief Financial Officer

[Signature Page to 280G Cut-Back Agreement]